Exhibit 10.1

Mr. Henry Hagopian, III

56 Robert Road
Stow, MA  01775

Re:            Employment Offer

Dear Henry:

On behalf of Annovis Bio, Inc. (the “Company”), I am pleased to offer you employment as Chief Financial of the Company, reporting to the Company’s Chief Executive Officer or her designee. The purpose of this letter is to set forth the terms of the offer.

1.            Position; Duties.

a.            Your position will be as a full-time employee commencing on August 29, 2022 (the “Commencement Date”). You will work out of the Company’s headquarters in Berwyn, Pennsylvania; provided, however, you may perform your duties for the majority of your business time from your home office or other remote location, provided that you make yourself available for meetings in the Company’s offices and at such other locations as the needs of the Company may from time-to-time require. The Company will reimburse you for your reasonable, documented out-of-pocket costs for traveling from your home to the Company’s offices in accordance with the Company’s standard reimbursement policies.

b.            You agree that, to the best of your ability and experience, you will at all times loyally and conscientiously perform all of the duties and obligations required of and from you consistent with your position and to the reasonable satisfaction of the Company. You will be subject to and expected to abide by the Company’s policies and procedures, as these may be changed by the Company from time to time in its discretion.

2.            Base Salary. You will be paid a base salary at the rate of $375,000 per year (less applicable required withholding and deductions). Your salary will be paid in accordance with the Company’s standard payroll policies. Your performance will be reviewed annually, and your base salary will be considered for upward adjustment accordingly.

3.            Bonus.  You will be eligible for an annual bonus of up to 35% of your annual base salary, including a full (non-prorated) bonus for 2022, based on your performance against corporate and individual objectives.  The Company, in its sole and absolute discretion, will determine whether and to what extent the objectives have been met. Annual bonuses will be paid by March 15th of the year following the year in which the bonus is earned.

p 610.727.39131 f 610.727.4001

1055 Westlakes Drive, Suite 300, Berwyn, PA 10312

www.annovisbio.com

4.            Stock Options. Subject to the approval of the Board of Directors, promptly after the Commencement Date, you will be granted a stock option to purchase 120,000 shares of the Company’s common stock under the Company’s 2019 Equity Incentive Plan (the “Equity Plan”).  The per-share exercise price of the stock option will be the fair market value on the date of grant, as determined in accordance with the Equity Plan.  The stock option will vest as follows: one-third will vest twelve months after the Commencement Date and the remaining two-thirds will vest in eight consecutive quarterly installments beginning the fifteenth month after the Commencement Date and will vest in fully upon a Change of Control (as defined in the Equity Plan), provided that you continue to be employed by the Company on each respective vesting date.  In addition, you will be eligible to participate in the future in equity incentive programs established by the Company in accordance with the terms of those programs, and the Board will consider an additional stock option grant to you on an annual basis in an amount commensurate with published benchmarks for companies comparable to the Company.  Each stock option will be subject to the terms of the Equity Plan and a stock option agreement to be executed by you as a condition to the grant.

5.            Employee Benefits. You will be entitled to receive four weeks of paid time off each year and to participate in the Company’s other employee benefit plans as they are generally made available to other employees of similar status and service.

These benefits, as well as all other Company compensation and benefit programs, are subject to change from time to time as deemed appropriate by the Company in its sole discretion.

6.            Employee Covenants. As a condition of employment, you will be required to sign the Company’s form of Employee Confidential Disclosure, Invention Assignment, Non-Competition, Non-Solicitation and Non-Interference Agreement (the “Confidential Disclosure Agreement”). By accepting this offer, you agree that you will not bring with you to the Company or use in any way during your employment with the Company, any confidential information, trade secrets or proprietary materials or processes of any former employer, entity, trust or individual for which you have performed services. You further confirm that by accepting this offer you will not breach any contract, agreement, or other instrument to which you are a party or are bound.

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7.            At-Will Employment; Employment Termination.

a.,            Please note that this letter and your response do not create a contract or promise of employment for a definite period of time.  Therefore, your employment will be on an “at-will” basis, meaning it may be terminated by either party at any time, with or without cause.  We do request, however, that you give reasonable notice if you decide to terminate your employment with us. In the event that you become an employee of the Company pursuant to this letter and the Company thereafter terminates your employment for any reason other than Cause (as defined below), then, subject to the condition precedent of your execution and delivery of a general release of claims satisfactory to the Company to be delivered to you at the time of your termination and returning to the Company all of its property and confidential information in your possession, you will be entitled to a severance payment in an aggregate amount (less required withholding and deductions) equal to (a) six months (your “Severance Period”) of your then base salary, (b) either (i) an amount equal to the projected amount of your annual target bonus for the calendar year in which your employment termination occurs, prorated for the number of days you are employed during such calendar year, but payable only if and to the extent the Board determines whether and to what extent the applicable corporate and individual objectives for such calendar year have been met; or (ii) if your employment terminates at the time of or within nine months following a Change in Control, an amount equal to the projected amount of your annual target bonus for such calendar year without proration for the number of days you are employed during such calendar year, and (c) if timely elected, continuation of group health plan benefits to the extent authorized by and consistent with 29 U.S.C. §1161 et seq., commonly known as “COBRA,” with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and you as in effect on the date of termination until the earlier of: (i) the end of your Severance Period, and (ii) the date you become eligible for health benefits through another employer or otherwise become ineligible for COBRA. Subject to the provisions of Section 9.a., any severance payments due hereunder shall commence as soon as administratively feasible within 60 days after your termination of employment provided you have timely executed and returned the release and, if a revocation period is applicable, you have not revoked the release; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the severance payments shall begin to be paid in the second calendar year. The severance will be payable in six monthly installments over a period of six months unless your employment terminates at the time of or within nine months following a Change in Control, in which case, the severance will be payable in a single lump sum payment.

b.            For purposes of this letter, “Cause” means (i) your continued failure to substantially perform your duties and obligations to the Company, including but not limited to any material breach of this letter and/or the Confidential Disclosure Agreement or any material violation of the Company’s written policies or rules your fiduciary duties to the Company, and, if capable of cure, your failure to cure the same within 30 business days after being notified by the Company; (ii) your having committed an act of willful fraud, material dishonesty or willful misconduct that involves or reflects adversely on the Company; or (iii) your having been indicted for, convicted of or pleaded nolo contendere with respect to a felony involving moral turpitude.

8.            Parachute Provisions. If the Company determines in good faith that any payments or benefits provided to you constitute “parachute payments” within the meaning of Section 280G of the Code (“Parachute Payments”) and may be subject to an excise tax imposed pursuant to Section 4999 of the Code, the Parachute Payments will be reduced to an amount determined by the Company in good faith to be the maximum amount that may be provided to you without resulting in any portion of such Parachute Payments being subject to such excise tax (the amount of such reduction, the “Cutback Benefits”). You will be entitled to select which Parachute Payments (of those that are not considered to be deferred compensation under Section 409A of the Code) shall be reduced hereunder. If the Company is then eligible, the Company will use reasonable efforts to obtain the approval of the Cutback Benefits by the Company’s stockholders in the manner contemplated by Q&A 7 of Treas. Reg. Section 1.280G, it being understood and agreed that the Company does not guarantee that such approval will be obtained. If, and only if, the Company determines that such approval is obtained, will you be entitled to receive the Cutback Benefits without regard to the first sentence of this Section.

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9.            Section 409A. This section is intended to help ensure that compensation paid or delivered to you pursuant to this letter agreement either is paid in compliance with, or is exempt from, Section 409A of the Internal Revenue Code of 1986, as amended and the rules and regulations promulgated thereunder (collectively, “Section 409A”):

a.            Any taxable reimbursement of business or other expenses, or any provision of taxable in-kind benefits to you, as specified under this letter agreement, shall be subject to the following conditions: (i) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year; (ii) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit. Any reimbursement of taxes, as specified under this letter agreement, shall be paid in any event not later than the end of your taxable year next following the taxable year in which you remit the applicable taxes to the appropriate taxing authority.

b.            The payment of any amounts otherwise payable to you on account of termination of employment under this letter agreement that constitute deferred compensation within the meaning of Section 409A and that are subject (among other conditions, if any) to a release of claims may be delayed at the discretion of the Company for up to 90 days following your termination of employment (without regard to when your release is delivered and becomes irrevocable (an “Effective Release”) if reasonably determined by the Company to be necessary to avoid penalties under Section 409A). Regardless of any payment, however, all such amounts remain conditioned on an Effective Release such that if you fail to deliver (or revoke) your release you will forfeit and must immediately return such amounts on the Company’s demand.

c.            In applying Section 409A to compensation paid pursuant to this letter agreement, any right to a series of installment payments under this letter agreement shall be treated as a right to a series of separate payments.

You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company, or the Board related to tax liabilities arising from your compensation provided that the Company complies with the terms and provisions of this letter other than with respect to the Company’s failure to comply with the terms and provisions of this letter.

10.           Additional Agreements.

a.            You will be subject to and expected to abide by the Company’s policies and procedures, as these may be changed from time to time.

b.            This offer expires at 5:00 p.m. on August 29, 2022, if not accepted by then.

c.            Your employment by the Company will be subject to successful completion of a pre-employment background check and documentation of eligibility to work in the United States, to be completed no later than three business days following the Commencement Date.

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d.            You will be entitled to defense and indemnification for your actions or omissions taken on behalf of the Company in your capacity as Chief Financial Officer or other authorized role to the fullest extent permitted by applicable law and the Company’s Certificate of Incorporation and By-Laws.

e.            The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance, or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by the laws of the Commonwealth of Pennsylvania, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in the Commonwealth of Pennsylvania in connection with any Dispute or any claim related to any Dispute.

11.           Assignment. Neither you nor the Company may make any assignment of this letter agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this letter agreement (including, without limitation, the Confidential Disclosure Agreement) without your consent to an affiliate or to any person with whom the Company shall hereafter effect a reorganization, consolidate with, or merge into or to whom it transfers all or substantially all of its properties or assets. This letter agreement shall inure to the benefit of and be binding upon you and the Company, and each of its respective successors, executors, administrators, heirs and permitted assigns.

12.           Counterparts; Electronic or Facsimile Transmission. This letter agreement may be executed in one or more counterparts, both of which shall be considered one and the same agreement and shall become a binding agreement when one or more counterparts have been signed by each party and delivered to the other party. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

(Signature page follows.)

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To indicate your acceptance of this letter agreement, please sign and date this letter agreement in the spaces provided below. Again, let me indicate how pleased we all are to extend this offer and how much we look forward to working with you.

Sincerely,

ANNOVIS BIO, INC.

By:	/s/ Maria L. Maccecchini
Maria L. Maccecchini
President and CEO

Accepted and agreed:

/s/ Henry Hagopian, III

Henry Hagopian, III

Date: August 29, 2022

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